U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549
              INITIAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     FILED PURSUANT TO SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934,
       SECTION 17(A) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR
                SECTION 30(F) OF THE INVESTMENT COMPANY ACT 1940
                                     FORM 3

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|

|.NAME AND ADDRESS OF REPORTING PERSON* |2.DATE OF EVENT        |4.ISSUER NAME AND TICKER OR TRADING SYMBOL                       |
|                                        |  REQUIRING STATEMENT  |
|  INTREPID INTERNATIONAL SA             |  (MONTH/DAY/YEAR)     |    KNOWLEDGE NETWORKS, INC.
|----------------------------------------|                       |-----------------------------------------------------------------
|      (LAST)             (FIRST)    (MI)|                       |5.RELATIONSHIP OF REPORTING PERSON TO  |6.IF AMENDMENT, DATE OF
|                                        |      07/03/2000       |  ISSUER (CHECK ALL APPLICABLE)        |  ORIGINAL (MON/DAY/YEAR)
|  P.O. BOX 8807                         |                       |                                       |
|                                        |-----------------------|   DIRECTOR          XX 10% OWNER      |         /  /
|                                        |3.IRS OR SOC. SEC. NO. |---                  ---               |-------------------------
|----------------------------------------|  OF REPORTING PERSON  |                                       |7.INDIVIDUAL OR JOINT/
|      (STREET)                          |  (VOLUNTARY)          |   OFFICER              OTHER          |  GROUP FILING
|                                        |                       |---(GIVE TITLE BELOW)---(SPECIFY BELOW)|  (CHECK APPLICABLE LINE)
|   PANAMA 5, PANAMA                     |                       |                                       | XX FORM FILED BY ONE
|                                        |                       |                                       |--- REPORTING PERSON
|                                        |                       |                                       |    FORM FILED BY MORE
|                                      1 |                       |                                       |--- THAN REPORTING PERSON
|----------------------------------------------------------------------------------------------------------------------------------
|      (CITY)         (STATE)     (ZIP)  |     TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
|----------------------------------------------------------------------------------------------------------------------------------
|1.TITLE OF SECURITY (INSTR. 4)            |2.AMOUNT OF SECURITIES       |3.OWNERSHIP   |4.NATURE OF INDIRECT BENEFICIAL
|                                          |  BENEFICIALLY OWNED         |  FORM:       |  OWNERSHIP (INSTR. 5)
|                                          |  (INSTR. 4)                 |  DIRECT (D)  |
|                                          |                             |  OR INDIRECT |
|                                          |                             |  (I)(INSTR.5)|
|------------------------------------------|-----------------------------|--------------|------------------------------------------
|
    COMMON STOCK                       |     2,500,000               |       D      |        N/A                               |
|------------------------------------------|-----------------------------|--------------|------------------------------------------
|                                          |                             |              |
|                                          |                             |              |
|----------------------------------------------------------------------------------------------------------------------------------

REMINDER: REPORT ON A SEPARATE LINE FOR EACH CLASS SECURITIES OWNED DIRECTLY OR INDIRECTLY.
*IF  THE  FORM  IS  FILED  BY  MORE  THAN  ONE REPORTING PERSON, SEE INSTRUCTION
5(B)(V).

(OVER)
    POTENTIAL  PERSONS  WHO  ARE  TO  RESPOND  TO  THE COLLECTION OF INFORMATION
CONATINED  IN  THIS  FORM  ARE  NOT  REQUIRED    SEC  1473  (7-97)
    TO  RESPOND  UNLESS  THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

FORM  3 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
(E.G.,  PUTS,  CALLS,  WARRANTS, OPTIONS, CONVERTIBLE  SECURITY)

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|
1.TITLE OF DERIVATIVE     |2.DATE EXERCISABLE    |3.TITLE AND AMOUNT OF UNDERLYING      |4.CONVERSION |5.OWNERSHIP|6.NATURE OF    |
|  SECURITY (INSTR. 4)     |  AND EXPIRATION      |  DERIVATIVE SECURITY (INSTR. 4)      |  OR         |  FORM OF  |  INDIRECT
|                          |  DATE                |                                      |  EXERCISE   |  DERIV-   |  BENEFICIAL
|                          |  (MONTH/DAY/YEAR)    |                                      |  PRICE OF   |  ATIVE    |  OWNERSHIP
|                          |----------------------|--------------------------------------|  DERIVATIVE |  SECURITY:|  (INSTR. 5)
|                          |DATE       |EXPIRATION|                            |AMOUNT OR|  SECURITY   |  DIRECT   |
|                          |EXERCISABLE|DATE      |           TITLE            |NUMBER   |             |  (D) OR   |
|                          |           |          |                            |OF SHARES|             |  INDIRECT |
|                          |           |          |                            |         |             |  (I)      |
|                          |           |          |                            |         |             |  (INSTR.5)|
|--------------------------|-----------|----------|----------------------------|---------|-------------|-----------|---------------
|
      N/A              |     N/A   |    N/A   |        N/A                 |    N/A  |     N/A     |     N/A   |      N/A      |
|--------------------------|-----------|----------|----------------------------|---------|-------------|-----------|---------------
|                          |   /  /    |  /  /    |                            |         |             |           |
|                          |           |          |                            |         |             |           |
|----------------------------------------------------------------------------------------------------------------------------------

EXPLANATION  OF  RESPONSES:

**INTENTIONAL  MISSTATEMENTS  OR  OMISSIONS  OF FACTS CONSTITUTE FEDERAL
  CRIMINAL  VIOLATIONS.  SEE  18  U.S.C.  1001  AND  15  U.S.C.  78FF(A).

/S /Laurencio Jean Ocana                      07/07/2000
--------------------------------------------  ----------

**SIGNATURE  OF  REPORTING  PERSON              DATE
NOTE:  FILE  THREE  COPIES  OF  THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED.
      IF  SPACE  PROVIDED  IS  INSUFFICIENT,  SEE  INSTRUCTION  6 FOR PROCEDURE.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
REQUIRED  TO  RESPOND  UNLESS  THE  FORM  DISPLAYS A CURRENTLY VALID OMB NUMBER.
PAGE:  2

SEC  1473  (7-97)

                                        2
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